EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Second Quarter of 2010

Newport, Rhode Island, July 23, 2010. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced second quarter earnings for 2010.   For the quarter ended June 30, 2010, the Company reported net income of $501,000, or $.14 per share (basic and diluted), compared to $91,000, or $.02 per share (basic and diluted), for the quarter ended June 30, 2009.  For the six months ended June 30, 2010, the Company reported net income of $602,000, or $.17 per share (basic and diluted), compared to $84,000, or $.02 per share (basic and diluted), for the six months ended June 30, 2009.

During the first six months of 2010, the Company’s assets decreased by $8.5 million, or 1.8%, to $450.4 million.  The decrease in assets was primarily concentrated in securities, which decreased by $4.7 million, or 9.2%, and net loans, which decreased by $3.5 million, or 1.0%.  The decrease in securities was attributable to sales of available-for-sale securities, partially offset by purchases of mortgage-backed securities held to maturity.  The loan portfolio decrease was attributable to a decrease in construction loans (a decrease of $2.8 million, or 29.0%) and commercial real estate mortgages (a decrease of $1.1 million, or 1.1%), partially offset by an increase in residential mortgages (an increase of $1.3 million or 0.6%).

Deposit balances decreased by $584,000, or 0.2%. The decrease in deposits occurred in time deposit accounts (a decrease of $3.8 million or 4.8%) and NOW/Demand accounts (a decrease of $471,000, or 0.4%), and was partially offset by an increase in money market accounts (an increase of $2.0 million or 4.2%) and savings accounts (an increase of $1.7 million, or 6.4%).

Total stockholders’ equity at June 30, 2010 was $50.4 million compared to $51.4 million at December 31, 2009.  The decrease was primarily attributable to stock buybacks under the Company’s stock repurchase plan, partially offset by net income and stock-based compensation credits.

Net interest income increased to $3.8 million for the quarter ended June 30, 2010 from $3.3 million for the quarter ended June 30, 2009, an increase of 15.2%.  Net interest income for the six months ended June 30, 2010 was $7.4 million, compared to $6.4 million for six months ended June 30, 2009, an increase of 15.6%.  The increase in net interest income for the three and six months ended June 30, 2010 was primarily due to a decrease in expense from deposits and borrowings, partially offset by a decrease in the interest earned on loans and securities.

As a result of the low interest rate environment, the average cost of interest-bearing liabilities decreased to 2.05% for the quarter ended June 30, 2010 from 2.82% for the quarter ended June 30, 2009.  The average balance of interest-bearing deposits increased in the second quarter of 2010 from the second quarter of 2009, but the average cost of interest-bearing deposits decreased by 104 basis points, resulting in a $563,000 decrease in interest expense on such deposits. The average yield on interest-earning assets for the second quarter of 2010 was 5.50%, compared to 5.66% for the same period in 2009.  The Company’s second quarter 2010 interest rate spread increased to 3.45% from 2.84% in the second quarter of 2009, an increase of 61 basis points.

The average cost of interest-bearing liabilities decreased to 2.12% for the six months ended June 30, 2010 from 2.87% for the six months ended June 30, 2009. The average balance of interest-bearing deposits increased in the first six months of June 2010, as compared to the first six months of June 2009, but the average cost of interest-bearing deposits decreased by 107 basis points in the six months ended June 30, 2010, resulting in a $1.1 million decrease in interest expense on such deposits.  The average yield on interest-earning assets for the six months ended June 30, 2010 was 5.48%, compared to 5.67% for the same period in 2009.  For the six months ended June 30, 2010, the interest rate spread increased to 3.37% from 2.80% in 2009, an increase of 57 basis points.

Non-performing assets totaled $1.4 million, or 0.3% of total assets, at June 30, 2010, compared to $860,000, or 0.2% of total assets, at December 31, 2009.  There were no non-performing assets at June 30, 2009.  Non-performing assets at June 30, 2010 consisted of an $835,000 commercial real estate mortgage loan, $298,000 of residential real estate mortgage loans and $225,000 of foreclosed real estate.  Net charge-offs for the quarter ended June 30, 2010 equaled $25,000 and there were no charge-offs for the quarter ended June 30, 2009.  The loan loss provision for the three and six months ended June 30, 2010 was $80,000 and $394,000, respectively, compared to $101,000 and $287,000 for the three and six months ended June 30, 2009, respectively. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision increased during the first half of 2010 compared to the first half of 2009, due to charge-offs and an increase in non-performing loans.

Non-interest income for the three and six months ended June 30, 2010 totaled $622,000 and $943,000, respectively, compared to $545,000 and $980,000 for the three and six months ended June 30, 2009.   The $77,000, or 14.1%, increase in non-interest income for the quarter ended June 30, 2010 from the quarter ended June 30, 2009 is attributable to a $65,000 increase in fees earned on checking accounts and a $13,000 gain on sale of available-for-sale securities.  The $37,000, or 3.8%, decrease in non-interest income for the first half of 2010 when compared to the first half of 2009 is primarily due to a $204,000 net realized loss on sales of available-for-sale securities, partially offset by a $97,000 increase in fees earned on checking accounts in the first six months of 2010, compared to a $76,000 other-than-temporary impairment charge on the Bank’s holdings of the AMF Ultra Short Mortgage Fund recorded in the first quarter of 2009.  The loss on sale of available-for-sale securities in the first six months of 2010 is due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss, partially offset by gains on sales of available-for-sale securities.

Non-interest expenses totaled $3.6 million for the quarters ended June 30, 2010 and June 30, 2009.  For the six months ended June 30, 2010, non-interest expenses totaled $7.0 million, a slight increase of $39,000, or 0.6%, compared to the same period in 2009. The increase in non-interest expense is attributable to increases in salaries and employee benefits, occupancy and equipment expense, data processing fees, and foreclosed real estate, offset by decreases in professional fees, marketing costs, FDIC insurance and other general and administrative costs.  The increase in occupancy and equipment expense is due to an increase in depreciation expense in 2010, as a result of the opening of two new branches in the 2009. The opening of two new branches in 2009 also generated an increase in the total number of checking accounts for the six months ended June 30, 2010 as compared to the same period in 2009, which resulted in an increase in the Company’s overall operating costs.   The decrease in FDIC insurance for the first six months of 2010 is due to the one-time charge for the FDIC special assessment of $205,000 in the second quarter of 2009.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30, 2010	December 31, 2009
	(Unaudited) (Dollars in thousands, except per share data)
Cash and due from banks	$17,726	$7,618
Short-term investments	1,750	11,750
Cash and cash equivalents	19,476	19,368

Securities available for sale, at fair value	1,259	6,249
Securities held to maturity, at amortized cost	45,171	44,898
Federal Home Loan Bank stock, at cost	5,730	5,730
Loans	351,531	354,966
Allowance for loan losses	(3,526)	(3,467)
Loans, net	348,005	351,499
Premises and equipment	13,327	13,393
Accrued interest receivable	1,426	1,478
Net deferred tax asset	2,646	2,538
Bank-owned life insurance	10,520	10,318
Foreclosed real estate	225	-
Prepaid FDIC insurance	1,253	1,472
Other assets	1,362	1,936
Total assets	$450,400	$458,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$261,362	$261,946
Long-term borrowings	134,853	141,468
Accrued expenses and other liabilities	3,757	4,074
Total liabilities	399,972	407,488

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,721	50,504
Retained earnings	17,634	17,032
Unearned compensation (389,967 and 402,975 shares at
June 30, 2010 and December 31, 2009, respectively)	(3,143)	(3,465)
Treasury stock, at cost (1,239,680 and 1,048,172 shares at
June 30, 2010 and December 31, 2009, respectively)	(14,899)	(12,590)
Accumulated other comprehensive income (loss)	66	(139)
Total stockholders’ equity	50,428	51,391
Total liabilities and stockholders’ equity	$450,400	$458,879

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$5,008	$5,149	$10,025	$10,133
Securities	616	684	1,261	1,415
Other interest-earning assets	3	3	6	6
Total interest and dividend income	5,627	5,836	11,292	11,554

Interest expense
Deposits	642	1,205	1,354	2,412
Short-term borrowings	-	-	-	8
Long-term borrowings	1,212	1,355	2,499	2,699
Total interest expense	1,854	2,560	3,853	5,119

Net interest income	3,773	3,276	7,439	6,435
Provision for loan losses	80	101	394	287

Net interest income, after provision for loan losses	3,693	3,175	7,045	6,148

Non-interest income (loss):
Customer service fees	497	432	921	824
Impairment loss on available-for-sale securities	-	-	-	(76)
Net gain (loss) on sales of available-for-sale securities	13	-	(204)	-
Bank-owned life insurance	101	101	202	202
Miscellaneous	11	12	24	30
Total non-interest income	622	545	943	980

Non-interest expenses:
Salaries and employee benefits	1,964	1,867	3,866	3,818
Occupancy and equipment	458	449	949	864
Data processing	372	340	749	692
Professional fees	117	139	234	255
Marketing	306	271	528	538
Foreclosed real estate	41	-	41	-
FDIC insurance	132	332	244	377
Other general and administrative	176	176	372	400
Total non-interest expenses	3,566	3,574	6,983	6,944

Income before income taxes	749	146	1,005	184

Provision for income taxes	248	55	403	100

Net income	$501	$91	$602	$84

Weighted-average shares outstanding:
Basic	3,520,517	3,692,404	3,571,442	3,754,873
Diluted	3,520,517	3,692,404	3,571,442	3,754,873

Earnings per share:
Basic	$.14	$.02	$.17	$.02
Diluted	$.14	$.02	$.17	$.02